RenaissanceRe Launches New Casualty and Specialty Joint Venture – Fontana Holdings L.P.
Pembroke, Bermuda, April 5, 2022 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (“RenaissanceRe” or the “Company”) today announced the creation of Fontana Holdings L.P. and its subsidiaries (collectively, “Fontana”), an innovative joint venture dedicated to writing Casualty and Specialty risks.
Fontana launched with $475 million of capital and targets institutional investors, who contributed $325 million, with the remaining capital coming from RenaissanceRe. Fontana assumed a whole account quota share of RenaissanceRe’s global Casualty and Specialty book of business, including the credit portfolio, with the opportunity to raise additional capital and increase in scale over time.
Kevin J. O’Donnell, President and Chief Executive Officer of RenaissanceRe, said, “Fontana builds on our long legacy of innovation in matching desirable risk with owned and partner capital. We are proud to invest alongside several highly respected institutional investors and believe that they will benefit from our deep expertise in underwriting Casualty and Specialty risks. We also believe that Fontana will enhance shareholder value by providing a steady source of fee income while enhancing our gross-to-net strategy.”
Christopher S. Parry, SVP, Global Head of Capital Partners, said, "Fontana represents the next step in the evolution of our Capital Partners strategy. As our first joint venture focused on Casualty and Specialty risk, Fontana extends the suite of insurance-linked securities and reinsurance strategies that we offer our third-party capital partners.”
Fontana is regulated by the Bermuda Monetary Authority and is expected to be consolidated into RenaissanceRe’s financial statements.
About RenaissanceRe
RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, the Company has offices in Bermuda, Australia, Ireland, Singapore, Switzerland, the United Kingdom and the United States.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this Press Release reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the following: the Company’s exposure to natural and non-natural catastrophic events and circumstances and the variance it may cause in the Company’s financial results;

the effect of climate change on the Company’s business, including the trend towards increasingly frequent and severe climate events; the effectiveness of the Company’s claims and claim expense reserving process; the effect of emerging claims and coverage issues; the highly competitive nature of the Company’s industry, resulting in consolidation of competitors, customers and (re)insurance brokers, and the Company’s reliance on a small and decreasing number of brokers; the historically cyclical nature of the (re)insurance industries; collection on claimed retrocessional coverage, and new retrocessional reinsurance being available on acceptable terms; the ability of the Company’s ceding companies and delegated authority counterparties to accurately assess the risks they underwrite; the Company’s ability to maintain its financial strength ratings; the impact of large non-recurring contracts and reinstatement premiums on the Company’s financial results; the Company’s ability to attract and retain key executives and employees; the effect of cybersecurity risks, including technology breaches or failure; the performance of the Company’s investment portfolio and financial market volatility; the effects of inflation; the Company’s ability to successfully implement its business strategies and initiatives, and the success of any of the Company’s strategic investments or acquisitions, including its ability to manage its operations as its product and geographical diversity increases; the Company’s exposure to credit loss from counterparties; the Company’s need to make many estimates and judgments in the preparation of its financial statements; the Company’s ability to effectively manage capital on behalf of investors in joint ventures or other entities it manages; changes to the accounting rules and regulatory systems applicable to the Company’s business, including changes in Bermuda laws or regulations or as a result of increased global regulation of the insurance and reinsurance industries; other political, regulatory or industry initiatives adversely impacting the Company; the Company’s ability to comply with covenants in its debt agreements; a contention by the U.S. Internal Revenue Service that any of the Company’s Bermuda subsidiaries are subject to taxation in the U.S.; the effects of possible future tax reform legislation and regulations, including changes to the tax treatment of the Company’s shareholders or investors in its joint ventures or other entities it manages; the Company’s ability to determine any impairments taken on its investments; the uncertainty of the continuing and future impact of the COVID-19 pandemic, including measures taken in response thereto and the effect of legislative, regulatory and judicial influences on the Company’s potential reinsurance, insurance and investment exposures, or other effects that it may have; foreign currency exchange rate fluctuations; the Company’s ability to raise capital if necessary; the Company’s ability to comply with applicable sanctions and foreign corrupt practices laws; the Company’s dependence on the ability of its operating subsidiaries to declare and pay dividends; aspects of the Company’s corporate structure that may discourage third-party takeovers and other transactions; difficulties investors may have in serving process or enforcing judgments against the Company in the U.S.; and other factors affecting future results disclosed in RenaissanceRe’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.
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Investor Contact:
RenaissanceRe Holdings Ltd.
Keith McCue
Senior Vice President, Finance & Investor Relations
441-239-4830

Media Contacts:
RenaissanceRe Holdings Ltd.
Keil Gunther

Senior Vice President, Head of Global Marketing & Client Communication
441-239-4932

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Dawn Dover
212-521-4800